EXHIBIT 2.01

STOCK PURCHASE AGREEMENT

BY AND AMONG

GILSOR TECHNOLOGY, INC. AND

INFE-HUMAN RESOURCES, INC.

April 25, 2007

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 25, 2007, by and among GILSOR TECHNOLOGY HOLDINGS, INC., a Delaware corporation (“Gilsor”), Gilsor’s shareholders listed on the signature page hereto (the “Shareholders”) and INFE-HUMAN RESOURCES, INC., a Delaware corporation (“IFHR”).  Gilsor, IFHR, and the Shareholders each, individually, a “Party” or, collectively, the “Parties.”

RECITALS

WHEREAS, this Agreement contemplates the acquisition of 100% of the capital stock of Gilsor in a transaction that is intended to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368 of the Code (as hereafter defined),

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and covenants herein contained, and for good and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

The following terms undefined in the text of this Agreement shall have the following meanings:

“Code” shall mean United States Internal Revenue Code of 1986, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean Generally Accepted Accounting Principles.

“Governmental Entity” shall mean any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“including”, “include”, “includes”, shall be construed as if followed by the phrase “without limitation”.

“Intellectual Property” shall mean all intellectual property that Gilsor owns or uses in the conduct of its business, as it is currently conducted.

“knowledge” shall mean, (a) when made with reference to Gilsor, the actual knowledge of the executive officers of Gilsor, and (b) when made with reference to IFHR, the actual knowledge of the executive officers of IFHR.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees, or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), or (iii) changes in the trading prices for such entity’s capital stock.

“Permits” shall mean all permits, licenses, registrations, certificates, orders or approvals received from any Governmental Entity (including, without limitation, those issued or required under applicable export laws or regulations).

“Person” or “person” shall mean any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust or incorporated organization.

 “Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of Gilsor and not material to Gilsor, and (iv) liens for current Taxes that are being contested in good faith.

 “Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that Gilsor or any subsidiary thereof is liable to pay by law or otherwise.

“Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including, without limitation, any schedules, attachments or amendments thereto.

“Third Party Intellectual Property Rights” shall mean all material written licenses, sublicenses and other agreements as to which Gilsor is a party and pursuant to which Gilsor is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software which is used in the business of Gilsor or which form a part of any existing product or service of Gilsor, excluding commercially available licensed software programs sold to the public.

ARTICLE II

THE TRANSACTION

2.1

The Stock Purchase.  Upon and subject to the terms and conditions of this Agreement, IFHR hereby purchases from the Shareholders and the Shareholders hereby sell and deliver 100% of the outstanding capital stock of Gilsor (the “Gilsor Stock”) in exchange for 150,000 fully vested shares of restricted common stock of IFHR (the “IFHR Shares”) allocated as set forth on Exhibit A hereto.  Additionally, the Shareholders are hereby granted (subject to the vesting provisions set forth in the warrants 4,000,000 warrants to acquire stock of IFHR (the “Warrants”) The Warrants have the form set forth in Exhibit B-1 to B-6 hereto.  All shares of common stock received by the Gilsor Shareholders (the purchase shares and the Warrant Shares) shall be subject to an irrevocable proxy coupled with an interest in favor of Arthur Viola, Chief Executive Officer of IFHR, for a period of five (5) years provided, however, that if a Gilsor Shareholder sells a share subject to such proxy other than to an affiliated entity, such proxy shall no longer be valid with respect to such sold share. Moreover, all shares shall be subject to a general lock-up agreement preventing transfer for a period of one (1) year.  The irrevocable proxy and lock-up agreements shall also apply to any shares issued to the Gilsor Shareholders as a result of a spin-off of the Daniels Advisory Group subsidiary of IFHR or any other spin-off that may occur within five (5) years of closing of this Agreement

2.2

Certificate Legends.  The IFHR Shares and the Warrants are not registered and are characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances.  Each certificate evidencing IFHR Shares bears the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

2.3

Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest IFHR with full right, title and possession to the Gilsor Stock, the officers and directors of IFHR are fully authorized in the name of their respective corporations or otherwise to take, and each of them shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.4

Other Post-Closing Arrangements.

(a)

Effective as of the Closing, Mr. Lloyd Glick shall enter into an employment arrangement with IFHR (the form of agreement of  which shall be mutually agreed within 30 days of the Closing) wherein Lloyd Glick shall serve as Chief Operating Officer for IFHR.  Mr. Glick shall receive a salary of the lesser of $180,000 or 25% of the last twelve months operating profit for entities acquired by IFHR as a direct result of the efforts of Mr. Glick.  In addition, upon IFHR achieving $720,000 in quarterly operating profits for entities acquired by IFHR as a direct result of his efforts, Mr. Glick shall be eligible for an annual bonus equal to 50% of his then current salary.  Mr. Glick shall be under the direction of IFHR Board of Directors, and Arthur Viola, Chief Executive Officer.

(b)

Bayberry Capital, Inc. shall enter into a Consulting Agreement in the form of Exhibit C-1 hereto and Bayberry Capital, Inc. or its nominee shall receive 1 million warrants, $.50 strike price the underlying shares for which have been or will be registered by July 31, 2007 on Form S-8 in the form of Exhibit C-2 hereto .

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GILSOR

Except as set forth in the Schedules attached to this Agreement (the “Schedules”), Gilsor  hereby represents and warrants to IFHR as follows:

3.1

Organization, Qualification and Corporate Power.  Gilsor is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.  Gilsor is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Gilsor.  Gilsor has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Gilsor has furnished or made available to IFHR true and complete copies of its Certificate of Incorporation and Bylaws, each as amended and as in effect on the date hereof (hereinafter the “Gilsor Charter” and “Bylaws”, respectively).  Gilsor is not in default under or in violation of any provision of Gilsor Charter or Bylaws.

3.2

Capitalization.  The authorized capital stock of Gilsor consists of 50,000,000 shares of capital stock, all of which are designated as common stock, $.001 par value, and of which 1,546.4 shares are issued and outstanding.  The stockholders of Gilsor are set forth on the signature page hereto.  All issued and outstanding shares of Gilsor stock have been duly authorized and validly issued, and are fully paid and nonassessable.  All of the outstanding shares of common stock and other outstanding securities of Gilsor have been duly and validly issued in compliance with federal and state securities laws.  There are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of Gilsor, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of Gilsor.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Gilsor.  All of the issued and outstanding shares of Gilsor’s capital stock are free and clear of any liens, pledges, encumbrances, charges, agreements adversely effecting title to such shares or claims (other than those created by virtue of this Agreement), and the certificates evidencing the ownership of such shares are in proper form for the enforcement of the rights and limitations of rights pertaining to said shares which are set forth in Gilsor Charter and Bylaws.  All securities issued by Gilsor through the date of this Agreement have been issued in compliance with all federal and state securities laws including, without limitation, applicable exemptions from any requirements for registration or qualification.

3.3

Authorization of Transaction.  Subject to Gilsor Stockholder Approval (as defined below) of this Agreement, Gilsor has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Agreement by the Shareholders, voting in accordance with the DGCL and Gilsor Charter (the “Company Stockholder Approval”), the performance by Gilsor of this Agreement and the consummation by Gilsor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Gilsor.  This Agreement has been duly and validly executed and delivered by Gilsor and, assuming the due authorization, execution and delivery by  IFHR, constitutes a valid and binding obligation of Gilsor, enforceable against Gilsor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

3.4

Noncontravention.  Subject to receipt of Gilsor Stockholder Approval, compliance with the applicable requirements of the Securities Act and any applicable state securities laws, neither the execution and delivery of this Agreement by Gilsor, nor the consummation by Gilsor of the transactions contemplated hereby, will: (a) conflict with or violate any provision of Gilsor Charter or the Bylaws; (b) require on the part of Gilsor any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract listed on Schedule 3.14 hereto, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on Gilsor; (d) result in the imposition of any Security Interest upon any assets of Gilsor; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Gilsor, any of its properties or assets, other than such conflicts, violations, defaults, breaches, cancellations or accelerations referred to in clauses (a) through (e) (inclusive) hereof which would not have a Material Adverse Effect on Gilsor.

3.5

Subsidiaries.  Gilsor does not have any direct or indirect subsidiaries or any equity interest in any other firm, corporation, membership, joint venture, association or other business organization.

3.6

Liabilities.  Other than a liability to Santa Fe Capital Group for less than $15,000 which Gilsor’s majority shareholder will fulfill (or indemnify IFHR if SFCG pursues IFHR for it), Gilsor does not have any liabilities which individually or in the aggregate exceed $1,000.

3.7

Tax Matters.  Gilsor has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects.  All Taxes that Gilsor is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or deposited in accordance with law.

3.8

Real Property.  Gilsor does not and has never owned or leased any real property.

3.9

Intellectual Property.  Section 3.9 of Gilsor Disclosure Letter is a true and complete list of (i) all Intellectual Property presently owned or held by Gilsor and (ii) any agreements under which Company has access to any confidential information used by Gilsor in its business (such licenses and agreements, collectively, the “Intellectual Property Rights”) necessary for the conduct of Gilsor’s business as conducted and as currently proposed to be conducted by Gilsor.  Gilsor owns, or has the right to use, free and clear of all Security Interests, all of the Intellectual Property and the Intellectual Property Rights.  There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property and the Intellectual Property Rights, nor is Gilsor bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property, the Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.  Gilsor has not received any communications alleging that Gilsor has violated or, by conducting its business as conducted and as currently proposed to be conducted by Gilsor, violates any Third Party Intellectual Property Rights and to Gilsor’s knowledge, the business as conducted and as currently proposed to be conducted by Gilsor will not cause Gilsor to infringe or violate any Third Party Intellectual Property Rights.  There is no defect in the title to any of the Intellectual Property or, to the extent that Gilsor has title to Intellectual Property Rights to any Intellectual Property Rights.  To Gilsor’s knowledge, no officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or director of Gilsor, the use of such person’s best efforts to promote the interests of Gilsor or Gilsor’s business as conducted or as currently proposed to be conducted by Gilsor.  No prior employer of any current or former employee of Gilsor has any right, title or interest in the Intellectual Property and to Gilsor’s knowledge, no person or entity has any right, title or interest in any Intellectual Property.  It is not and will not be with respect to the business as currently proposed to be conducted necessary for Gilsor to use any inventions of any of its employees  made prior to their employment by Gilsor.

3.10

Contracts; Insurance.  Schedule 3.10  lists all the contracts to which Gilsor is a party, copies of which have been delivered to IFHR.  Gilsor does not carry any insurance .

3.11

Litigation.

(a)

There are no:  (i) unsatisfied judgments, orders, decrees, stipulations or injunctions; or (ii) claims, complaints, actions, suits, proceedings or hearings or, to Gilsor’s knowledge, investigations in or before any Governmental Entity or any arbitrator or to Gilsor’s knowledge expected to be before any Governmental Entity or any arbitrator; to which Gilsor, any officer, director, employee or agent of Gilsor (in such person’s capacity as an officer, director, employee or agent of Gilsor and not personally) is or was (for the two years prior to and including the date hereof) a party or, to the knowledge of Gilsor, is threatened to be made a party.

(b)

There are no material agreements or other documents or instruments settling any claim, complaint, action, suit or other proceeding against Gilsor.

3.12

Legal Compliance; Restrictions on Business Activities.  Gilsor and the conduct and operation of its business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Gilsor or its business, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on Gilsor.  There is no agreement, judgment, injunction, order or decree binding upon Gilsor which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Gilsor, as currently contemplated by Gilsor, and any acquisition of property of Gilsor or the conduct of business by Gilsor as currently conducted or proposed to be conducted.

3.13

Employees.

(a)

To Gilsor’s knowledge, no employee has any plans to terminate employment with Gilsor within six months of the date hereof.  Gilsor is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  Gilsor has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Gilsor.  Gilsor is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect.  There are no pending claims against Gilsor under any workers compensation plan or policy or for long term disability.  There are no proceedings pending or, to Gilsor’s knowledge, threatened, between Gilsor and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on Gilsor.

(b)

Schedule 3.13 contains a list of employees whose employment has been terminated by Gilsor in the ninety (90) days prior to Closing; including the name, address, date and reason for such termination.

3.14

Employee Benefits.

(a)

Gilsor maintains no Employee Benefit Plans and has not previously had an Employee Benefit Plan.

3.15

Permits.  Schedule 3.15 sets forth a list of all material Permits issued to or held by Gilsor.  Such listed Permits are the only Permits that are required for Gilsor to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on Gilsor.  Each such Permit is in full force and effect and to Gilsor’s knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit will continue in full force and effect following the Closing.

3.16

Brokers’ Fees.  Gilsor has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

3.17

Books and Records.  The minute books and other similar records of Gilsor contain true and complete records of all material actions taken at any meetings of the Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meetings.

3.18

Banking Relationships and Investments.  Schedule 3.18 sets forth an accurate, correct and complete list of all banks and financial institutions in which Gilsor has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes.

3.19

Company Action.  The Board of Directors of Gilsor has (i) determined that the Agreement is fair and in the best interests of Gilsor and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement  be submitted to the stockholders for their adoption and approval and resolved to recommend that the stockholders vote in favor of the adoption of this Agreement.

3.20

Disclosure.  No representation or warranty by Gilsor contained in this Agreement, including any statement contained in the Schedules or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IFHR

IFHR represents and warrants to Gilsor that, as of the date hereof, the statements contained in this Article IV are true and correct, except as set forth in the schedules provided by IFHR to Gilsor and attached hereto:

4.1

Organization.  IFHR is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  IFHR is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on IFHR.  IFHR has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  IFHR has furnished or made available to Gilsor true and complete copies of its Certificates of Incorporation and Bylaws, each as amended and as in effect on the date hereof.  IFHR is not in default under or in violation of any provision of its Certificate of Incorporation, or Bylaws, as amended.

4.2

Capitalization.  The authorized capital stock of IFHR consists of 120,000,000 shares of capital stock, including 100,000,000 common shares, $.001 par value, approximately 16,000,000 of which are issued and outstanding  and 20,000,000 preferred shares, $.001 par value of which none are issued and outstanding.  All of the issued and outstanding shares of IFHR common stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the outstanding shares of IFHR common stock and other securities of IFHR have been duly and validly issued in compliance with federal and state securities laws.

4.3

Authorization of Transaction.  IFHR has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the performance of this Agreement and the consummation of the transactions contemplated hereby by IFHR has been duly and validly authorized by all necessary corporate action on the part of IFHR.  This Agreement has been duly and validly executed and delivered by IFHR and, assuming due authorization, execution and delivery by Gilsor, constitutes a valid and binding obligation of IFHR, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

4.4

Noncontravention.  Subject to compliance with the applicable requirements of the Securities Act, any applicable state securities laws and the Exchange Act, neither the execution and delivery of this Agreement, nor the consummation by IFHR of the transactions contemplated hereby or thereby, will: (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of IFHR; (b) require on the part of IFHR any filing with, or any permit, authorization, consent or approval of, any Governmental Entity; (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract of IFHR, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on IFHR; (d) result in the imposition of any Security Interest upon any assets of IFHR; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to IFHR or any of their properties or assets, except for any violation that would not have a Material Adverse Effect on IFHR.

4.5

Reports and Financial Statements.  Except as set forth on Schedule 4.5, IFHR has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by IFHR with the Securities and Exchange Commission (“SEC”) on a timely basis, and has made available to Gilsor such forms, reports and documents in the form filed with the SEC.  All such required forms, reports, schedules, registration statements, proxy statements and other documents are referred to herein as the “SEC Reports.”  As of their respective dates, the SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as disclosed in Schedule 4.5, the SEC Reports filed by IFHR and publicly available prior to the date of this Agreement, as of the date hereof, there has not been any Material Adverse Effect with respect to IFHR that would require disclosure under the Securities Act.

4.6

Absence of Certain Changes.  Since the date of its most recent SEC Report, IFHR has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on IFHR.

4.7

Litigation.

(a)

There are no:  (i) unsatisfied judgments, orders, decrees, stipulations or injunctions; or (ii) claims, complaints, actions, suits, proceedings or hearings or, to IFHR’s knowledge, investigations in or before any Governmental Entity or any arbitrator or to IFHR’s knowledge expected to be before any Governmental Entity or any arbitrator; to which IFHR, any officer, director, employee or agent of IFHR (in such person’s capacity as an officer, director, employee or agent of IFHR and not personally) is or was (for the two years prior to and including the date hereof) a party or, to the knowledge of IFHR, is threatened to be made a party.

(b)

There are no material agreements or other documents or instruments settling any claim, complaint, action, suit or other proceeding against IFHR.

4.8

Legal Compliance; Restrictions on Business Activities.  IFHR Sub and the conduct and operation of its business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to IFHR or its business, except, in each case, where such non-compliance would not reasonably be expected to have a Material Adverse Effect on IFHR.  There is no agreement, judgment, injunction, order or decree binding upon IFHR which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of IFHR as currently contemplated by IFHR, and any acquisition of property of IFHR or the conduct of business by IFHR as currently conducted or proposed to be conducted..

4.9

Brokers’ Fees.  IFHR does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.10

Company Action.  The Board of Directors of IFHR has (a) determined that the Agreement is fair and in the best interests of IFHR and (b) adopted this Agreement in accordance with the provisions of the Certificate of Incorporation and the Bylaws of IFHR, as the case may be, and the DGCL.  No other corporate action (including stockholder action) is required to be taken by IFHR in connection with the consummation of this Agreement and the transactions contemplated by this Agreement.

4.11

IFHR Shares; Warrants.  The IFHR Shares and the Warrants have been duly authorized and, when issued in exchange for the Gilsor Shares, as a result of this Agreement and pursuant to the terms hereof, will be validly issued, fully paid and non-assessable, and not subject to any liens, pledges, charges, encumbrances, restrictions of any kind, preemptive rights or any other rights or interests of third parties or any other encumbrances, except for applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act and under applicable “blue sky” state securities laws.  Assuming that all of the holders of Company Shares are “accredited investors,” as such term is defined in Regulation D promulgated under the Securities Act, and that all such Persons have complied with all of the terms and conditions of this Agreement, the offer and sale of the IFHR Shares under this Agreement will be exempt from the registration requirements of the Securities Act and in compliance with all federal and state securities laws.

4.12

Absence of Plans.  Since November 30, 2006, the Board of Directors of IFHR has not authorized any recapitalization, reclassification, spin-off, stock split, stock combination, stock or extraordinary cash dividend, or reverse split with respect to IFHR Stock.

4.13

Disclosure.  No representation or warranty by IFHR Sub contained in this Agreement, including any statement contained in the Schedules of the Article IV, or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE V

COVENANTS

5.1

Best Efforts.  Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

5.2

Securities Laws.

(a)

IFHR shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of IFHR Stock in connection with this Agreement.  Gilsor shall use its best efforts, to the extent commercially reasonable, to assist IFHR as may be necessary to comply with such securities and blue sky laws.

(b)

So long as IFHR or any successor entity has securities registered under the Securities Act or the Exchange Act, IFHR or such successor entity shall file all reports required to be filed by it under the Securities Act and the Exchange Act, all to the extent required pursuant to Rule 144 to enable stockholders who exchange Gilsor Stock for IFHR Stock pursuant to the terms of this Agreement to sell IFHR Stock pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

(c)

If at any time after the Effective Time, IFHR takes or fails to comply with its obligations under the immediately preceding paragraph (c), or if the Rule 144 is not available to the stockholders who exchange Gilsor Stock for IFHR Stock pursuant to the terms of this Agreement as a result of any action taken or not taken by IFHR, then IFHR shall enter into a registration rights agreement with each such stockholder in form and substance reasonably acceptable to IFHR and such stockholder.

5.3

Reorganization.  Except for the transactions contemplated by this Agreement  IFHR will not take any action which would have the result of disqualifying this Agreement and the transactions contemplated herein as a reorganization pursuant to Section 368 of the Code.  In addition, IFHR will not adopt any position which is inconsistent with such treatment.

5.4

Reasonable Commercial Efforts and Further Assurances.  Each Party, at the reasonable request of another Party, and as soon as practicable, shall execute and deliver at the requesting Party’s expense such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.5

Indemnification.  All rights to indemnification and advancement of expenses existing in favor of those Persons who are or were directors, officers, agents or employees of Gilsor (the “Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in Gilsor’s Articles of Incorporation or by-laws (in each case as in effect as of the date of this Agreement), shall survive this Agreement and shall be fully complied with by IFHR, to the fullest extent permitted by the laws of the State of Delaware.
.

ARTICLE VI

AMENDMENT, INDEMNIFICATION

6.1

Amendment.  Subject to applicable law, the Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

6.2

Extension, Waiver.  At any time prior to Closing, any Party may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such

Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

6.3

Survival of Representations, Warranties and Covenants.

(a)

All representations and warranties of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other Parties to this Agreement, until the earlier of the termination of this Agreement or six months after the Closing Date (the “Survival Period”), whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

(b)

All covenants of the parties contained in this Agreement shall remain operative for such periods of time as necessary for the applicable Party to fulfill such covenant, unless otherwise agreed in writing by the other Parties.

6.4

Indemnification of IFHR.  Subject to the limitations set forth in this Article VI, Gilsor, agrees to indemnify and hold harmless IFHR and its officers, directors, agents and employees, and each person, if any, who controls or may control IFHR within the meaning of the Securities Act from and against any and all damages:

(a)

Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Gilsor in this Agreement or any certificate, document or instrument delivered by or on behalf of Gilsor pursuant hereto; or

(b)

Resulting from any failure of the stockholders to have good, valid and marketable title to the issued and outstanding Company Shares held by them, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Company Shares in favor of the Merger and the other transactions contemplated by the Merger Agreement.

The foregoing are collectively referred to as the “Gilsor Indemnity Claims.”

6.5

Indemnification of Gilsor.  Subject to the limitations set forth in this Article VI, IFHR agrees to indemnify and hold harmless Gilsor and its officers, directors, agents and employees, from and against any and all damages:

(a)

Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by IFHR in this Agreement or any certificate, document or instrument delivered by or on behalf of IFHR pursuant hereto; or

(b)

Resulting from any failure of IFHR to have good,and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to cause all of the shares representing such IFHR Stock to be issued to Gilsor stockholders in connection with the Exchange of each share of Gilsor Shares as contemplated by this Agreement.

The foregoing are collectively referred to as the “IFHR Indemnity Claims.”  Gilsor Indemnity Claims together with IFHR Indemnity Claims are collectively referred to as the “Indemnity Claims.”

6.6

Maximum Liability.  Notwithstanding anything to the contrary in this Agreement, in no event will Gilsor’s indemnity obligations under this Article VII in the aggregate exceed $30,000.  In no event will IFHR’s indemnity obligations under this Article VII exceed the aggregate amount of $30,000.

ARTICLE VII

MISCELLANEOUS

7.1

No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

7.2

Entire Agreement.  This Agreement, the Schedules, the Exhibits, the documents and instruments and other agreements among the parties referred to herein constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

7.3

Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, heirs, legal representatives and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

7.4

Public Announcement.  Upon execution of this Agreement, the Parties will issue a press release approved by both parties announcing the Agreement.  Thereafter, IFHR may issue such press releases, and make such other disclosures regarding the Agreement, as it reasonably determines are required under applicable securities laws or regulatory rules, any such press releases being subject to the prior approval, not to be unreasonably withheld, of Gilsor.  .

7.5

Confidentiality.  IFHR and Gilsor each recognize that they have received and will receive confidential information concerning the other during the course of the  negotiations of this Agreement.  Accordingly, the Parties agree (a) to use their respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Agreement and related transactions.  The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party, or (iv) is required to be disclosed by law, including with the Securities and Exchange Commission.  If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

7.6

Counterparts, Facsimile Signatures.  This Agreement may be executed with counterpart signature pages or in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signatures.

7.7

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.8

Notices.  All notices, requests, demands, claims, and other communications hereunder (each a “Notice”) shall be in writing.  Any Notice shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable nationwide overnight courier service, charges prepaid or (c) sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail or overnight courier as aforesaid, in each case to the intended recipient as set forth below:

If to Gilsor:

Gilsor Technology Holdings, Inc.

Attn:  Lloyd Glick

22 Briarcliff Road

Upper Saddle River, NJ 07458

If to IFHR:

INFE-HUMAN RESOURCES, INC.

Attn:

Arthur Viola

67 Wall Street, 22nd FloorNew York, NY 10005

With a Copy to:

Each Notice shall be deemed to have been given and effective upon receipt (or refusal of receipt).  Any Party may change the address to which Notices hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.9

Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.  In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the any federal court or state court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal court or a state court located in the State of Delaware.

7.10

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

7.11

Expenses; Attorney’s Fees.  Each of the Parties shall be responsible for and bear all of their own costs and expenses.    Notwithstanding the foregoing, if any Party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party in such legal action shall be entitled to recover from the other Party all reasonable attorney’s fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

7.12

Construction.  The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

7.13

Incorporation of Exhibits and Schedules.  The Exhibits and the Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signatures begin on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GILSOR TECHNOLOGY HOLDINGS, INC. By: Name: Lloyd Glick Title: CEO

INFE-HUMAN RESOURCES, INC. By: Name: Arthur Viola Title: President
JAY O. WRIGHT, a Shareholder ______________________________
LLOYD GLICK, a Shareholder ______________________________
A. DAVID SILVER, a Shareholder ______________________________

Exhibit A – Allocation of Shares

Lloyd Glick  -                  97,000

Jay O. Wright -                48,500

A. David Silver –               4,500